Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces Fourth Quarter and Annual Results

Completes Highly Accretive Acquisition of Ames True Temper

Fiscal 2010 Revenue increases 8% to $1.3 billion; pro forma of $1.7 billion

2010 Segment Adjusted EBITDA increases 19% to $108 million; pro forma of $181 million

2010 EPS $0.16 versus $0.32; adjusted EPS from Continuing Operations $0.34 versus $0.27

NEW YORK, NEW YORK, November 16, 2010 — Griffon Corporation (NYSE: GFF) today reported financial results for the fourth quarter and year ended September 30, 2010.

For 2010, revenue totaled $1.3 billion, increasing 8% in comparison to 2009; revenue growth was driven by strong increases at Telephonics and Plastics, partially offset by weakness in Clopay Building Products (“CBP”), as had been anticipated.  Net income in 2010 was $9.6 million ($0.16 per share) compared to $18.7 million ($0.32 per share) in 2009.  Full year segment adjusted EBITDA totaled $108.3 million, increasing 19% compared to 2009; segment adjusted EBITDA is defined as income from continuing operations, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges, acquisition-related costs and the benefit (loss) of debt extinguishment.

Fourth quarter 2010 revenue totaled $348 million, increasing 6% compared to $328 million reported in 2009.  The net loss for the quarter was $1.7 million ($0.03 per share) compared to net income of $11.9 million ($0.20 per share) in the prior year.  Segment adjusted EBITDA declined 13% to $30.4 million, compared to $34.9 million in the prior year quarter; the decline was mainly in CBP, discussed in more detail below.

The Company reported 2010 income from continuing operations of $9.5 million ($0.16 per share) compared to $17.9 million ($0.30 per share) in the prior year.  The 2010 results were reduced by $9.8 million ($7.7 million net of tax, or $0.13 per share) of Ames True Temper (“ATT”) acquisition costs and $5.3 million ($3.4 million net of tax, or $0.06 per share) of restructuring and non-recurring debt financing costs.  The prior year result included $4.5 million ($2.9 million net of tax, or $0.05 per share) of gains from extinguishment of debt, partially offset by restructuring costs of $1.2 million ($0.8 million net of tax, or $0.01 per share).  Excluding these items from both years, 2010 income from continuing operations would have been $20.6 million ($0.34 per share) compared to $15.8 million ($0.27 per share) in 2009.

The Company reported a loss from continuing operation for the 2010 fourth quarter of $1.7 million ($0.03 per share) compared to a profit of $11.8 million ($0.20 per share) in 2009. The 2010 quarter included $7.7 million net of tax ($0.13 per share) of acquisition costs as well as $1.6 million ($1.0 million net of tax, or $0.02 per share) of restructuring and non-recurring debt financing costs; the 2009 quarter included restructuring costs of $1.2 million ($0.8 million net of tax, or $0.01 per share).  Excluding these items in both periods, fourth quarter 2010 income from continuing operations would have been $7.0 million ($0.12 per share) compared to $12.6 million ($0.21 per share) in 2009.

Ron Kramer, Chief Executive Officer, commented, “We are very pleased with the financial, operational and strategic progress made over the course of 2010.  The ATT acquisition, which we expect to be highly accretive in 2011 and beyond, is the next step in the growth of Griffon.  ATT, combined with the progress we’ve made in Telephonics, Plastics and CBP, positions us to create superior value for our shareholders.”

Mr. Kramer continued, “Our approach to managing our portfolio of companies with a common strategic and financial platform will enable us to accelerate growth and capture incremental profitability in each business.  We look forward to the year ahead.”

Acquisition of Ames True Temper:

On September 30, 2010, Griffon acquired ATT, a global provider of non-powered lawn and garden tools, wheelbarrows and other outdoor products to the retail and professional markets; ATT’s results of operations are not included in Griffon’s 2010 operating results.  For a reconciliation of pro forma financial information contained herein to the applicable GAAP measures, see Exhibit 99.3 to the Form 8-K/A (Amendment No. 2) filed today November 16, 2010.

Giving effect to the acquisition as though it had taken place October 1, 2008, pro forma revenue for 2010 totaled $1.74 billion compared to 2009 revenue of $1.66 billion. On the same pro forma basis, 2010 segment adjusted EBITDA totaled $180.6 million compared to $153.3 million in 2009.  Pro forma income from continuing operations for 2010 was $30.1 million ($0.50 per share) compared to $24.9 million ($0.42 per share) in 2009.

Pro-forma 2010 fourth quarter revenue totaled $429 million compared to $420 million in the 2009 quarter. On the same pro forma basis, fourth quarter segment adjusted EBITDA was $41.0 million compared to $46.6 million in 2009.  Pro forma income from continuing operations in the fourth quarter 2010 was $3.1 million ($0.05 per share) compared to $10.2 million ($0.17 per share) in the 2009 quarter.

Segment Operating Results

Telephonics

Revenue totaled $435 million in 2010, an increase of $47 million or 12%, compared to the prior year, primarily due to awards related to various radar programs and the CREW 3.1 contract.

Fourth quarter 2010 revenue totaled $114 million, a decrease of $2 million or 2%, compared to the prior year quarter, primarily due to timing of radar program orders, the completion of significant communications programs, and a slowdown in CREW 3.1 shipments, which were substantial in the prior year quarter.

Segment operating profit for 2010 totaled $38.6 million, an increase of $3.7 million or 11%, compared to the prior year, primarily due to the revenue increase. Segment operating margin remained consistent with prior year due to the strong sales performance and favorable program mix, partially offset by higher SG&A expenses. The SG&A increase resulted from higher research and development and marketing related expenses in connection with business development initiatives to sustain future revenue growth, as well as additional administrative expenses to support the current level of operations.

Segment operating profit of $11.2 million for the quarter was essentially flat with the prior year.

Contract backlog totaled $407 million at September 30, 2010 compared to $393 million at September 30, 2009, with approximately 73% expected to be filled in 2011.

Building Products

Revenue totaled $389 million in 2010, a decrease of $4 million or 1%, compared to the prior year, driven mainly by the effects of the weak construction market, particularly in the commercial building segment.

Fourth quarter 2010 revenue totaled $103 million, a decrease of $3.5 million or 3%, compared to the prior year quarter, due to the same factors noted above.

Segment operating profit for 2010 totaled $5.0 million, an increase of $16.3 million, compared to a prior year loss of $11.3 million.  The operating performance was driven by improved plant efficiencies and lower operating costs.  The plant consolidation initiative is on track to be completed during the second quarter of fiscal 2011.

The fourth quarter 2010 segment operating result was a loss of $0.6 million compared to the prior year quarter profit of $4.3 million, primarily due to lower volume which impacted absorption of fixed plant costs, and higher input costs, mainly steel.

Going forward, results from ATT will be included with CBP in a newly established Home & Building Products segment.  Pro forma 2010 revenue for this segment was $833 million; pro forma 2010 segment operating income was $58.8 million.

Plastic Products

Revenue totaled $470 million in 2010, an increase of $57 million or 14%, compared to the prior year, driven primarily by higher volume in all regions and the positive impact from foreign currency translation.

Fourth quarter 2010 revenue totaled $130 million, an increase of $25 million or 24%, compared to the prior year quarter, primarily due to higher volume from expanded programs with existing customers as well as higher customer selling prices due to resin.  By contractual agreement, Plastics adjusts customer selling prices based on underlying resin costs, on a delayed basis.

Segment operating profit for 2010 totaled $20.5 million, a decrease of $3.6 million or 15%, compared to the prior year. The benefit of the improved volume in the third and fourth quarters was offset by slower business trends in the first half of the year and by the negative impact of higher resin costs.

Fourth quarter 2010 segment operating profit totaled $8.3 million, an increase of $1.2 million or 16%, compared to the prior year quarter primarily due to higher volume across all regions.

Unallocated Expenses

For 2010, unallocated expenses were $37.2 million compared to $21.0 million in the prior year.  The increase reflects costs incurred in connection with evaluating various acquisition opportunities, including $9.8 million of costs related to the successful completion of the ATT acquisition, as well as higher compensation and related expenses.

Fourth quarter 2010 unallocated expenses were $15.1 million compared to $5.5 million in the prior year, with the increase attributable to the costs incurred in connection with the ATT acquisition.

Balance Sheet and Capital Expenditures

The Company noted that its consolidated balance sheet at September 30, 2010 reflects the ATT acquisition.  At that date, cash and equivalents totaled $170 million and total debt outstanding was $525 million.  Capital expenditures in the fourth quarter were $14 million and were $40 million for the full year 2010.  Griffon currently expects that capital spending in 2011 will approximate $50 - $60 million.

Adoption of New Accounting Standards

The Company noted that, on October 1, 2009, it adopted the new accounting standard which requires the liability and equity components of convertible debt instruments to be separately accounted for using the Company’s nonconvertible debt rate. Adoption of this standard must be applied retrospectively, and as a result, the prior year’s fourth quarter income from continuing operations and net income were each reduced by $0.5 million and the related earnings per share by $0.01.

Conference Call Information

The Company will hold a conference call today, November 16, 2010, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-4018 (U.S. participants) or 1-201-689-8471 (International participants).  Callers should ask to be connected to Griffon Corporation’s teleconference.

A replay of the call will be available starting on November 16, 2010 at 7:30 PM ET by dialing 1-877-870-51763 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 360761.  The replay account number is 3055 with access code 354605.  The replay will be available through November 30, 2010.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases.  Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities, including the acquisition of Ames True Temper; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy.  Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings.  Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly owned subsidiaries.  Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Telephonics Corporation (“Telephonics”), Clopay Building Products (“CBP”), Clopay Plastic Products Company (“Plastics”) and Ames True Temper (“ATT”). CBP and ATT comprise the Home & Building Products operating segment.

•                  Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•                  Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•                  Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	James Palczynski
Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019

GRIFFON CORPORATION AND SUBSIDIARIES

OPERATING HIGHLIGHTS

(in thousands)

	(Unaudited)
	Three months ended September 30,		For the Years Ended September 30,
	2010	2009	2010	2009
REVENUE
Telephonics	$114,294	$116,361	$434,516	$387,881
Clopay Building Products	103,315	106,848	389,366	393,414
Plastics	130,227	105,035	470,114	412,755
Total consolidated net sales	$347,836	$328,244	$1,293,996	$1,194,050

INCOME BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment operating profit (loss):
Telephonics	$11,186	$11,345	$38,586	$34,883
Clopay Building Products	(567)	4,269	4,986	(11,326)
Plastics	8,331	7,178	20,469	24,072
Total segment operating profit	18,950	22,792	64,041	47,629
Unallocated amounts*	(15,061)	(5,471)	(37,199)	(20,960)
Gain (loss) from debt extinguishment, net	(1,111)	—	(1,117)	4,488
Net interest expense	(1,789)	(2,028)	(11,913)	(11,552)

Income before taxes and discontinued operations	$989	$15,293	$13,812	$19,605

*Unallocated amounts typically include general corporate expenses not attributable to reportable segment.

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	(Unaudited)
	Three Months Ended September 30,		Years Ended September 30,
	2010	2009	2010	2009
Revenue	$347,836	$328,244	$1,293,996	$1,194,050
Cost of goods and services	273,238	250,339	1,005,692	936,927
Gross profit	74,598	77,905	288,304	257,123

Selling, general and administrative expenses	73,737	60,287	261,403	230,736
Impairment of goodwill	—	—	—	—
Restructuring and other related charges	460	1,202	4,180	1,240
Total operating expenses	74,197	61,489	265,583	231,976

Income from operations	401	16,416	22,721	25,147

Other income (expense)
Interest expense	(1,863)	(2,557)	(12,322)	(13,091)
Interest income	74	529	409	1,539
Gain (loss) from debt extinguishment, net	(1,111)	—	(1,117)	4,488
Other, net	3,488	905	4,121	1,522
Total other income (expense)	588	(1,123)	(8,909)	(5,542)

Income before taxes and discontinued operations	989	15,293	13,812	19,605
Income tax provision	2,689	3,454	4,308	1,687
Income (loss) from continuing operations	(1,700)	11,839	9,504	17,918

Discontinued operations:
Income (loss) from operations of the discontinued Installation Services business	—	175	142	1,230
Income tax provision (benefit)	—	86	54	440
Income from discontinued operations	—	89	88	790
Net income (loss)	$(1,700)	$11,928	$9,592	$18,708

Basic earnings per common share:
Income from continuing operations	$(0.03)	$0.20	$0.16	$0.31
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	(0.03)	0.20	0.16	0.32

Weighted-average shares outstanding	59,067	58,778	58,974	58,699

Diluted earnings per common share:
Income from continuing operations	$(0.03)	$0.20	$0.16	$0.30
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	(0.03)	0.20	0.16	0.32

Weighted-average shares outstanding	60,281	59,420	59,993	59,002

Note:  Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net income.

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At September 30, 2010	At September 30, 2009

CURRENT ASSETS
Cash and equivalents	$169,802	$320,833
Accounts receivable, net of allowances of $6,581 and $4,457	252,029	164,619
Contract costs and recognized income not yet billed, net of progress payments of $1,423 and $14,592	63,155	75,536
Inventories, net	268,801	139,170
Prepaid and other current assets	55,782	39,261
Assets of discontinued operations	1,079	1,576
Total Current Assets	810,648	740,995
PROPERTY, PLANT AND EQUIPMENT, net	314,926	236,019
GOODWILL	357,221	97,657
INTANGIBLE ASSETS, net	233,011	34,211
OTHER ASSETS	27,907	29,132
ASSETS OF DISCONTINUED OPERATIONS	5,803	5,877
Total Assets	$1,749,516	$1,143,891

CURRENT LIABILITIES

Notes payable and current portion of long-term debt, net of debt discount of $0 and $2,820	$20,901	$78,590
Accounts payable	185,165	125,027
Accrued and other current liabilities	124,700	61,120
Liabilities of discontinued operations	4,289	4,932
Total Current Liabilities	335,055	269,669
LONG-TERM DEBT, net of debt discount of $30,650 and $0	503,935	98,394
OTHER LIABILITIES	191,365	78,837
LIABILITIES OF DISCONTINUED OPERATIONS	8,446	8,784
Total Liabilities	1,038,801	455,684
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	710,715	688,207
Total Liabilities and Shareholders’ Equity	$1,749,516	$1,143,891

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,592	$18,708

Adjustments to reconcile net income to net cash provided by operating activities:

Income from discontinued operations	(88)	(790)
Depreciation and amortization	40,442	42,346
Long-term debt discount	—	—
Stock-based compensation	5,778	4,145
Provisions for losses on account receivable	2,431	628
Amortization/write-off of deferred financing costs	5,059	5,209
Loss (gain) from debt extinguishment, net	1,117	(4,488)
Deferred income taxes	(3,666)	(3,144)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(25,481)	(6,690)
(Increase) decrease in inventories	(10,611)	28,498
(Increase) decrease in prepaid and other assets	(14,342)	11,130
Increase (decrease) in accounts payable,	—	—
accrued liabilities and income taxes payable	72,218	(8,627)
Other changes, net	676	(2,825)
Net cash provided by operating activities	83,125	84,100

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(40,477)	(32,697)
Acquired businesses, net of cash acquired	(542,000)	—
Proceeds from sale of assets	(1,666)	200
Increase in equipment lease deposits	—	(336)
Net cash used in investing activities	(584,143)	(32,833)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares from rights offering	2,823	7,257
Proceeds from issuance of long-term debt	543,875	11,431
Payments of long-term debt	(176,802)	(56,676)
Increase in short-term borrowings	—	(866)
Financing costs	(17,455)	(597)
Purchase of ESOP shares	—	(4,370)
Exercise of stock options	343	—
Tax benefit from exercise of options/vesting of restricted stock	325	217
Other, net	184	402
Net cash provided by (used in) financing activities	353,293	(43,202)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities of discontinued operations	(638)	(1,305)
Net cash used in discontinued operations	(638)	(1,305)

Effect of exchange rate changes on cash and equivalents	(2,668)	2,152

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(151,031)	8,912
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	320,833	311,921
CASH AND EQUIVALENTS AT END OF YEAR	$169,802	$320,833

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

The following is a reconciliation of operating income, which is a GAAP measure of Griffon’s operating results, to segment operating income and segment adjusted EBITDA. Management believes that the presentation of segment operating income, segment EBITDA and segment adjusted EBITDA is appropriate to provide additional information about the Company’s reportable segments. Segment operating income and segment adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial performance or condition, liquidity or profitability of the Company, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, segment operating income and segment adjusted EBITDA are not intended to be measures of cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements.

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

BY REPORTABLE SEGMENT

(Unaudited)

	Three months ended September 30,		Years Ended September 30,
(in thousands)	2010	2009	2010	2009

Telephonics
Segment operating income	$11,186	$11,345	$38,586	$34,883
Depreciation and amortization	2,136	2,007	7,534	6,657
Segment adjusted EBITDA	13,322	13,352	46,120	41,540

Clopay Building Products
Segment operating income (loss)	(567)	4,269	4,986	(11,326)
Depreciation and amortization	2,956	3,191	10,185	13,223
Restructuring charges	460	1,202	4,180	1,240
Segment adjusted EBITDA	2,849	8,662	19,351	3,137

Clopay Plastic Products
Segment operating income	8,331	7,178	20,469	24,072
Depreciation and amortization	5,911	5,682	22,384	21,930
Segment adjusted EBITDA	14,242	12,860	42,853	46,002

All segments:
Income from operations - as reported	401	16,416	22,721	25,147
Unallocated amounts	15,061	5,471	37,199	20,960
Other, net	3,488	905	4,121	1,522
Segment operating income	18,950	22,792	64,041	47,629
Segment depreciation and amortization	11,003	10,880	40,103	41,810
Restructuring charges	460	1,202	4,180	1,240
Segment adjusted EBITDA	$30,413	$34,874	$108,324	$90,679

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.